Exhibit 99.2
Q3 FY09 Question & Answer
March 26, 2009
1.	What were some examples of brands in the Consumer Foods segment posting sales growth for the quarter?
- Alexia
- Andy Capp’s
- Banquet
- Blue Bonnet
- Chef Boyardee
- Crunch ‘n Munch
- DAVID
- Healthy Choice
- Hebrew National
- Hunt’s
- Kid Cuisine
- Manwich
- Marie Callender’s
- Orville Redenbacher’s
- Parkay
- Reddi-wip
- Ro*Tel
- Rosarita
- Slim Jim
- Snack Pack
- Wesson
- Wolf
Sales for Libby’s and Swiss Miss were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting sales declines for the quarter?
- ACT II
- Egg Beaters
- PAM
- Peter Pan
3.	What were unit volume changes for the quarter in the Consumer Foods and Commercial Foods Segments?

Consumer Foods volume was down approximately 4%, as reported and excluding items impacting comparability.

Commercial Foods volume was up 1%, as reported and excluding items impacting comparability.

4.	How did the subsegments within Consumer Foods perform in terms of net sales and profit contribution margin for the quarter (amounts and percentages impacted by rounding)?
Net Sales

	Net Sales
	Thirteen weeks ended			Thirty-nine weeks ended
($ in millions)	February 22,	February 24,	% Inc /	February 22,	February 24,	% Inc /
Reporting Segment	2009	2008	(Dec)	2009	2008	(Dec)
Consumer Foods
Grocery Foods North America	$749	$705	6%	$2,161	$2,034	6%
Frozen Foods	479	463	4%	1,356	1,310	4%
Snacks and Store Brands	356	344	3%	1,094	1,035	6%
Enabler Brands	386	363	6%	1,181	1,074	10%
Domestic Export	43	46	(7)%	137	137	—%
Other	1	—	N/A	(4)	(2)	N/A

Total Consumer Foods	$2,014	$1,921	5%	$5,925	$5,588	6%
Profit Contribution Margin
(Net sales less cost of goods sold and advertising and promotion expense)

	Profit Contribution Margin
	Thirteen weeks ended			Thirty-nine weeks ended
($ in millions)	February 22,	February 24,	% Inc /	February 22,	February 24,	% Inc /
Reporting Segment	2009	2008	(Dec)	2009	2008	(Dec)
Consumer Foods
Grocery Foods North America	$193	$191	1%	$554	$536	3%
Frozen Foods	93	97	(5)%	245	240	2%
Snacks and Store Brands	79	67	19%	231	223	3%
Enabler Brands	38	50	(25)%	134	168	(21)%
Domestic Export	10	9	4%	34	25	38%
Other	(2)	5	N/A	(7)	46	N/A

Total Consumer Foods	$411	$419	(2)%	$1,191	$1,238	(4)%
5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $82 million (versus approximately $74 million in Q3 FY08)

6.	How much were capital expenditures from continuing operations for the quarter?

Approximately $100 million (versus approximately $68 million in Q3 FY08)

7.	What was the net interest expense for the quarter?

Approximately $42 million (versus approximately $67 million in Q3 FY08)

8.	What was Corporate expense for the quarter?

Corporate expense was $71 million for the fiscal third quarter and $82 million in the year-ago period. Current-year amounts reflect a net benefit of $10 million, reflecting net $35 million of favorable impact from the transfer of derivative losses from Corporate expense to segment operating profits, which was partially offset by approximately $25 million of expense recognized due to a coverage dispute with an insurer in connection with litigation associated with the peanut butter recall of calendar 2007. Excluding these amounts, unallocated Corporate expense was $81 million in the quarter versus $82 million last year.

9.	How much did the company pay in dividends during the quarter?

Approximately $85 million

10.	What were the gross margins and operating margins for the quarter ($ amounts in millions, rounded)?

Gross margin = segment gross profit* divided by net sales Gross margin = $704/$3,135 = 22%

Operating margin = segment operating profit** divided by net sales Operating margin = $385/$3,135 = 12%

*	Gross profit = net sales - costs of goods sold ($3,135 - $2,431 = $704)

**	See third-quarter segment operating results for a reconciliation of operating profit to income from continuing operations before income taxes and equity method investment earnings (loss). Income from continuing operations before income taxes and equity method investment earnings (loss), divided by net sales = $272/$3,135 = 9%.
11.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

	Q3 FY09	Q3 FY08
Total debt*	$3,577	$3,787
Less: Cash on hand	$88	$137

Net debt total	$3,489	$3,650

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.
12.	What is the net debt to total capital ratio at quarter end?

42% currently and 42% a year ago

This ratio is defined as net debt divided by the sum of net debt plus shareholder equity. See question #11 for the components of net debt.

13.	What was the effective tax rate for the quarter?

The effective tax rate for continuing operations for the quarter was 32%. The company expects an effective tax rate of approximately 34% for continuing operations, excluding items impacting comparability, for fiscal 2009.

14.	What are the projected capital expenditures for fiscal 2009?

Approximately $450 million

Note on Forward-looking Statements:
This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating plans, the competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.